Exhibit 10.13

KINDER MORGAN, INC.
RESTRICTED STOCK AGREEMENT

Restricted Stock Agreement made effective the 16th day of July, 2003 ("Date of Grant"), between Kinder Morgan, Inc., a Kansas Corporation (the "Company"), and EMPLOYEE NAME ("Employee").

1.	Award. The Company hereby makes a grant of Restricted Shares (as defined below) subject to the terms and conditions contained herein and in the Plan (as defined below).

(a)	Shares. Pursuant to the 1994 Amended and Restated Kinder Morgan, Inc. Long-Term Incentive Plan (the "Plan"), _______ shares (the "Restricted Shares") of the Company's common stock, par value $5.00 per share ("Stock"), shall be issued as hereinafter provided in Employee's name subject to certain restrictions thereon.

(b)	Issuance of Restricted Shares. The Restricted Shares shall be issued upon acceptance hereof by Employee and upon satisfaction of the conditions of this Agreement.

(c)	Plan Incorporated. Employee acknowledges receipt of a copy of the Plan and agrees that this award of Restricted Shares shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

2.	Restricted Shares. Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a)	Forfeiture Restrictions. To the extent then subject to the Forfeiture Restrictions (as hereinafter defined), the Restricted Shares granted hereunder may not be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered by Employee, and no such sale, assignment, transfer, exchange, pledge, hypothecation or encumbrance, whether made or created by voluntary act of Employee or any agent of Employee or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company or any agent or any custodian holding certificates for the Restricted Shares. In the event that the Employee's employment with the Company is terminated for Cause or by voluntary resignation prior to the lapse of the Forfeiture Restrictions as provided in (b) below, Employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as "Forfeiture Restrictions."

For purposes of this Agreement - "Cause" is defined as:

(1)	an act by the Employee of willful misrepresentation, fraud or willful dishonesty intended to result in substantial personal enrichment at the expense of the Company;

(2)	the Employee's willful misconduct with regard to the Company that is intended to have a material adverse impact on the Company;
(3)	the Employee's material, willful and knowing violation of Company guidelines or policies or the Employee's fiduciary duties which has or is intended to have a material adverse impact on the Company;
(4)	the Employee's willful or reckless behavior in the performance of his or her employment duties which has a material adverse impact on the Company;
(5)	the Employee's willful failure to perform his or her duties or to follow a written direction of the Chairman or the board of directors of the Company;
(6)	the Employee's conviction of, or pleading nolo contendere or guilty to, a felony; or
(7)	any other willful material breach by the Employee of his or her obligations to the Company that is not cured within 20 days of receipt of written notice from the Company.

(b)	Lapse of Forfeiture Restrictions. The Restricted Shares shall be divided into increments and, except as provided below, the Forfeiture Restrictions shall lapse and cease to apply to Restricted Shares according to the following schedule ("Vesting Schedule"):

Anniversary of Date of Grant 0 (Date of Grant) 3 (July 16, 2006) 5 (July 16, 2008)	Restricted Shares of Grant to Vest 0% 25% 75%

Restricted Shares shall vest and the Forfeiture Restrictions shall lapse with respect to the percentage of Restricted Shares on the anniversaries set forth in the Vesting Schedule above only upon the satisfaction prior to the applicable anniversary of at least one of the following "Performance Goals": (1) the Company's annual earnings per share is at least $3.70 in the calendar year after the Date of Grant or one of the succeeding calendar years prior to the applicable anniversary of the Date of Grant; or (2) the cash distribution of Kinder Morgan Energy Partners, L.P. meets or exceeds $2.72 over any four consecutive calendar quarters prior to the applicable anniversary of the Date of Grant commencing with the quarter after the quarter containing the Date of Grant; or (3) Stock trades on the New York Stock Exchange at $60 (subject to adjustment to the same extent of any stock dividend, stock split, stock combination, stock reclassification, or similar event) or greater per share on at least thirty (30) consecutive trading days on or after the Date of Grant and prior to the applicable anniversary of the Date of Grant; or (4) a bonus is paid under the Company's 2000 Annual Incentive Plan of Kinder Morgan, Inc. on or after the Date of Grant and prior to the applicable anniversary of the Date of Grant, as a result of the attainment of performance goals based on one or more performance criteria set forth in Section 8.03 of the Plan. In the event none of the Performance Goals are met prior to the applicable anniversary, then the Restricted Shares with respect to which the Forfeiture Restrictions would have lapsed upon achievement of a Performance Goal prior to that anniversary shall be forfeited as of the applicable anniversary. Notwithstanding the foregoing, all Restricted Shares shall vest and the Forfeiture Restrictions shall lapse (i) upon the termination of the Employee's employment with the Company by reason of death, or (ii) upon the occurrence of a Change in Control (as defined in the Plan) if (A) under the terms of the last paragraph of Article XIII of the Plan, Awards (as defined in the Plan) become exercisable and related restrictions are removed, and (B) the Employee is employed by the Company as of the date of the Change in Control. If the Employee's employment with the Company is terminated for any reason (including the termination by Employee upon the establishment by the Company of a requirement for continued employment that the Employee move to a location more than 50 miles from Houston, Texas) other than death, voluntary resignation or by the Company for Cause, to the extent the Restricted Shares are subject to Forfeiture Restrictions on the date of such termination, such Forfeiture Restrictions shall lapse and the Employee shall have rights with respect to the Restricted Shares to the same extent as if the Employee's employment had not terminated.

Restricted Shares with respect to which Forfeiture Restrictions have lapsed shall cease to be subject to any Forfeiture Restrictions, and the Company, pending payment of corresponding taxes, shall provide the Employee a certificate (without the legend referenced in Section 2(c))below representing the shares as to which the Forfeiture Restrictions have lapsed.

If the employment of Employee with the Company shall terminate prior to the lapse of the Forfeiture Restrictions, and there exists a dispute between Employee and the Company or the Committee (as defined in the Plan) as to the satisfaction of the conditions to the lapse of the Forfeiture Restrictions or the terms and conditions of the grant, the Restricted Shares shall remain subject to the Forfeiture Restrictions until the resolution of such dispute, except that any dividends that may be payable to the holders of record of Stock as of a date during the period from termination of Employee's employment to the resolution of such dispute shall:

(1) to the extent to which such dividends would have been payable to Employee on the Restricted Shares, be held by the Company as part of its general funds, and shall be paid to or for the account of Employee only upon, and in the event of, a resolution of such dispute in a manner favorable to Employee, and then only with respect to such of the Restricted Shares as to which such resolution shall be so favorable, and

     (2)   be retained by the Company in the event of a resolution of such dispute in a manner unfavorable to Employee only with respect to such of the Restricted Shares as to which such resolution shall be so unfavorable.

(c)	Certificates. One or more certificates evidencing the Restricted Shares shall be issued by the Company in Employee's name, or at the option of the Company, in the name of a nominee of the Company, pursuant to which Employee shall have voting rights and shall be entitled to receive all dividends unless and until the Restricted Shares are forfeited pursuant to the provisions of this Agreement. Each certificate shall bear the following legend:

The shares evidenced by this certificate have been issued pursuant to an agreement effective July 16, 2003, a copy of which may be obtained by contacting the Company's Secretary, between the Company and the registered holder of the shares and are subject to forfeiture to the Company under certain circumstances described in such agreement. The sale, assignment, pledge or other transfer of the shares of stock evidenced by this certificate is prohibited under the terms and conditions of such agreement, and such shares may not be sold, assigned, pledged or otherwise transferred except as provided in such agreement.

The Company may cause the certificate or certificates to be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this Agreement. Upon request of the Committee, Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall deliver to Employee a certificate without legend evidencing the vested Restricted Shares with respect to which Forfeiture Restrictions have lapsed, and shall retain a certificate representing unvested Restricted Shares still subject to Forfeiture Restrictions. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements of any law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

3.	Withholding of Tax. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in income to Employee for federal, state, or local income tax purposes, Employee shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Committee may permit payment of such taxes to be made through the tender of cash or stock, the withholding of Stock out of shares otherwise distributable or any other arrangement satisfactory to the Committee. The Company shall, to the extent permitted by law, have the right to withhold delivery of a stock certificate under Section 2(c) above or to deduct any such taxes from any payment of any kind otherwise due to the Employee.

If Employee makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended ("Code") with respect to the Restricted Shares, Employee shall promptly notify the Committee of such election. Failure to notify the Committee of any tax election made by Employee may, in the discretion of the Committee, result in the forfeiture of the Restricted Shares.

4.	Status of Stock. Employee agrees that, notwithstanding anything to the contrary herein, the Restricted Shares may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees (i) that certificates shall bear the legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

5.	Changes in Capital Structure. If the outstanding shares of Stock or other securities of the Company, or both, shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of shares of Stock or other securities subject to the Restricted Shares shall be appropriately and equitably adjusted in accordance with the terms of the Plan.

6.	Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, any successor corporation or a parent or subsidiary of the Company or any successor thereto. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee in its sole discretion, and its determination shall be final.

7.	Committee's Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering, any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee's rights to make certain determinations and elections with respect to the Restricted Shares.

8.	Binding Effect. The provisions of the Plan and the terms and conditions of this Agreement shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of Employee, including, without limitation, Employee's estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of Employee. This Agreement shall be binding upon and inure to the benefit of any successors to the Company.

9.	Agreement Subject to Plan. This Agreement is subject to the Plan. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference thereto. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All definitions of words and terms contained in the Plan shall be applicable to this Agreement.

10.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date of first above written.

 Joseph Listengart  VP, General Counsel,  Kinder Morgan, Inc.

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